Exhibit 5.1
Faegre Baker Daniels LLP
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone (612) 766-7000
Facsimile (612) 766-1600

September 28, 2016

C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 6,000,000 additional shares of Common Stock, par value $.10 per share (the “Shares”), of C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2013 Equity Incentive Plan (as amended and restated May 12, 2016), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporation action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Delaware.
The foregoing opinions are limited to the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with this opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
FAEGRE BAKER DANIELS LLP

By:	/s/ DOUGLAS P. LONG
Douglas P. Long
Partner